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Exhibit 12.1

CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012
	(Dollars in thousands)
Earnings:
Income before income taxes	$9,832	$6,568	$26,601	$20,965	$17,746	$15,398

Fixed Charges:
Interest on deposits	$747	$508	$2,403	$2,032	$2,369	$2,800
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	11	—	19	121	231	1,387
Rent expense interest factor(1)	240	237	999	897	906	912

Total fixed charges:
Including interest on deposits	$998	$745	$3,421	$3,050	$3,506	$5,099

Excluding interest on deposits	$251	$237	$1,018	$1,018	$1,137	$2,299

Ratio of earnings (loss) to fixed charges:
Excluding interest on deposits	40.24	28.67	27.13	21.59	16.61	7.70

Including interest on deposits	10.86	9.81	8.78	7.87	6.06	4.02

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense. These ratios are presented both including and excluding interest on deposits.

 CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND
PREFERRED STOCK DIVIDENDS

	Three Months Ended March 31,		Year Ended December 31,
	2016	2015	2015	2014	2013	2012
	(Dollars in thousands)
Earnings:
Income before income taxes	$9,832	$6,568	$26,601	$20,965	$17,746	$15,398

Fixed Charges:
Interest on deposits	$747	$508	$2,403	$2,032	$2,369	$2,800
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	11	—	19	121	231	1,387
Preferred stock dividends	504	448	1,792	1,008	336	373
Rent expense interest factor(1)	240	237	999	897	906	912

Total fixed charges:
Including interest on deposits	$1,502	$1,193	$5,213	$4,058	$3,842	$5,472

Excluding interest on deposits	$755	$685	$2,810	$2,026	$1,473	$2,672

Ratio of earnings (loss) to fixed charges and preferred stock dividends:
Excluding interest on deposits	14.03	10.58	10.47	11.35	13.05	6.76

Including interest on deposits	7.55	6.50	6.10	6.17	5.62	3.81

(1)
This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.

        For purposes of calculating the ratios of earnings to fixed charges and preferred stock dividends, earnings consist of income before income taxes and fixed charges. Fixed charges consist of interest on subordinated debt, repurchase agreements and other borrowings, the proportion deemed representative of the interest factor within rent expense, and preferred stock dividends. These ratios are presented both including and excluding interest on deposits.

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  Exhibit 12.1
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
CALCULATION OF CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS